SunAmerica Series Trust
P. O. Box 54299
Los Angeles, California 90054-0299

To the Contractholders:

You previously received a Notice of Meeting, Proxy Statement, in certain cases, a Supplement to Proxy Statement, and a voting instructions card relating to a Special Meeting of Shareholders of SunAmerica Series Trust (the "Trust"), which was scheduled to be held on March 21, 1997. Please be advised that in order to give contractholders more time to review the Proxy Statement, the Special
Meeting has been adjourned until 10:00 am, Eastern time, April 8, 1997, at the same location.

As described in the Proxy Statement, the Special
Meeting was called for several purposes. A number of contractholders have asked questions about certain of the proposals. To assist you in deciding how to cast your vote, we have provided you with the most commonly asked questions and our answers.

Q: WHAT IS THE PURPOSE OF THE PROXY SOLICITATION?

A: The purpose of the proxy is to ask you to vote on up to six issues:

- to elect five Trustees;
- to approve changes to the Trust's fundamental investment restrictions;
- for Provident Growth Portfolio, to approve a new subadvisory agreement with Putnam Investment
Management, Inc. and an amendment to the advisory agreement with SunAmerica Asset Management Corp.
("SAAMCo");
- for Venture Value Portfolio, to approve an amendment to the subadvisory agreement with Davis Selected Advisers, L.P.;
- to approve a proposal to permit SAAMCo to enter into new or amended contracts with subadvisers without obtaining shareholder approval; and
- to ratify the selection of the Trust's independent accountants for the current fiscal year.

Q: WHAT ARE "FUNDAMENTAL" INVESTMENT
RESTRICTIONS, AND WHY ARE THEY BEING CHANGED?
A: "Fundamental" investment restrictions are limitations placed on each Portfolio's investment policies that can be changed only by a shareholder vote -- even if the changes are minor. The law requires that certain investment policies be designated as fundamental. The Trust adopted a number of fundamental policies either when it or a particular Portfolio was created or at a later date, and some of those fundamental restrictions reflect regulatory, business or industry conditions, practices or requirements that are no longer in effect. Others reflect regulatory requirements that, while still in effect, do not need to be classified as fundamental restrictions.

The Trustees believe that certain fundamental investment restrictions that are not legally required should be made non-fundamental, and that other fundamental restrictions should be modernized. The Trustees believe that the proposed changes to the fundamental investment restrictions will provide greater flexibility.

Q: DO THE PROPOSED CHANGES TO FUNDAMENTAL
INVESTMENT RESTRICTIONS MEAN THAT MY PORTFOLIO'S
INVESTMENT OBJECTIVE IS BEING CHANGED?

A: None of the proposals would change the investment objective of any Portfolio of the Trust. Such a change would require shareholder approval.

Q: WHAT WILL BE THE EFFECT OF THE PROPOSED
CHANGES TO MY PORTFOLIO'S FUNDAMENTAL
RESTRICTIONS?

A: The Trustees do not believe that the proposed changes to fundamental investment restrictions will result at this time in a major restructuring of any Portfolio's investment portfolio. The changes will allow each applicable Portfolio greater flexibility to respond to investment opportunities. By making certain investment policies and restrictions non-fundamental, the
Trustees may make changes in the future that they consider desirable without the necessity of a shareholder vote and without incurring additional expenses. A shareholder vote is not necessary for changes to non-fundamental investment policies or restrictions.

We encourage you to read carefully the Proxy
Statement, as supplemented. If you have not yet voted, we urge you to exercise the right to give voting instructions with respect to the Special
Meeting.  For your convenience, we have
enclosed a new voting instructions card.
Please fill in, date and sign the enclosed voting instructions card and return it in the return envelope provided. Any voting instructions previously given may be revoked by a written instrument received by the Secretary of the Trust at any time before they are exercised, by the delivery of a later-dated voting instructions card or by attendance at the Special Meeting and voting in person.

If you require another copy of the Proxy
Statement, as supplemented, relating to the Special Meeting, please call the Trust at 1-800-445-7862.

Thank you for your attention to this matter and for your continuing investment in the Trust.

Very truly yours,

Robert M. Zakem
Assistant Secretary